Longfin

Calculating the Incalculable

Roadshow Presentation

Disclaimer

Please take note that the facts, data, statistics and any other information and/or recommendations contained in this presentation ("information") have been prepared by the employees and/or representatives of LongFin Corp ("LongFin" or the "Company") from the latest information available to them. However, all information provided in this presentation is for informational purposes only. The information is not intended to constitute or be interpreted as investment advice, an offer to buy or sell shares or an invitation to make an offer to buy or sell shares. Past performance cannot be relied on as an indicator of future performance. Investment performance will depend on the growth in the underlying assets, which will be influenced by inflation levels in the economy and prevailing market conditions. To the extent the Company decides to make an offer of securities, any analysis of any such securities must be based on the offering memorandum prepared by the Company and not this presentation or any other communication before taking any investment decision. The offering memorandum may contain information different from the information contained in the presentation. The presentation has been provided to you solely for your information and background and is subject to amendment.

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Longfin

Calculating the Incalculable

We are a Delaware based **Alternative Finance** &
Technology Services Company **SEC** Qualified
to offer **10 million Class A common shares at $5** each
to be Listed on Main Board NASDAQ in 2017.

Management Team Representatives



Venkat S Meenavalli, *Chairman & CEO*
A global tech entrepreneur, a financial expert, background with extensive experience in IT, Finance, Fintech, Trading, Venture Capital, PE / Mezzanine Debt, Real Estate, Advisory and Re-Insurance having established businesses in Singapore, UK, US, India, Dubai, St. Vincent and Cayman Islands.

Venkat holds a Post Graduate Diploma in International Trade Finance from Middlesex University - UK, Advanced Diploma from Maritime Communication Australia, Novell Certified Network Engineer, Microsoft Certified Engineer and Internet Security Engineer.



Raj Mondraty, *Chief Operating Officer*

Mr. Raj is a seasoned entrepreneur, highly experienced Operations Executive, business leader, and a global investor with over 24 years of experience in providing technology services to Fortune 500 organizations in several verticals including Finance, Retail, Insurance, and Real Estate. During his entrepreneurial stint, Raj successfully conceptualized and ventured into several companies including ITSS and Savaant in North America, Pentax Software Solutions and IBRIDZ in Asia. Raj spearheaded the growth of these companies to generating multi-million dollars in revenue.



Krishanu Singhal, *Chief Financial Officer*
Mr. Krishanu Singhal has been Chief Financial Officer of Longfin since 2016.

Mr. Singhal brings over 16 years of experience of financial leadership and management in diversified business activities ranging from banking, aviation, real estate and technology companies comprising corporate finance, asset banking, cross border merger and acquisition, fund raising and roadshows.

Company Overview

We are a US based Global Alternative Finance & Technology Services Company specializing in Structured Commodity Trade Finance (Alternative Finance / Shadow Banking) powered by advanced Technology (Artificial Intelligence and Machine Learning).

How we evolved:

- LongFin Post SEC qualification acquired 100% of Stampede Tradex Pte Ltd, a Singapore based FinTech Company backed by Mr. Meenavalli Venkat
- LongFin owns Stampede's all Key Assets:- The Low Latency Platform, Quant Team and Proprietary Algorithms powered by Artificial Intelligence and Machine Learning to create a global Non-Banking Intermediary Finance company
- Our Ultra Low-latency and High Frequency Trading Platform is connected to all major Exchanges, OTC Markets and Banks.
- We deal with leading global companies like Cofco, Bunge, Concordia, AWIN Resources etc.,
- LongFin is rolling out globally

We believe in

Calculating the Incalculable (Probability)	Law of Large Numbers	Low-latency and accession to Global Financial Markets	Global Alternative Risk Transfer (ART)	Raising Opportunities in Private Middle Markets	Alternative Structured Finance or Shadow Banking

Company Overview

LongFin Consolidated US GAAP Financial Results

Numbers in USD millions


45.000
40.000
35.000
30.000
25.000
20.000
15.000
10.000
5.000
0.000
1.177
0.696
16.187
5.932
40.362
10.072
2014-15
2015-16
2016-17
Revenue
EBIT

Consolidated results post Stampede acquisition
FY ends on 31st March.

Our Auditors

AJSH & Co LLP
Chartered Accountants

PCAOB

(SEC Approved Auditors)

Global Presence


New York
London
Dubai
Singapore

- Currently our offices are located in New York, UK, UAE and Singapore
- Planning to open offices in Miami, Panama, Hong Kong, Mauritius and South Africa
- UAE office to serve Import/Export Trade Financing for GCC Countries and Asset Liability Financing for Banks
- Singapore and Hong Kong will cover Asia Pacific Markets
- Mauritius and South Africa to cover African Markets
- UK office to cover Eastern and Western European Markets

Industry Snapshot

Economies by size of merchandise trade, 2015


Billion
US Dollars
0 - 125
125 - 250
250 - 500
> 500

US$16.2 tn

Merchandise exports of WTO members totalled US$ 16.2 trillion in 2015.

52% The top ten merchandise traders accounted for 52% of the world's total trade in 2015.

42% Developing economies had a 42% share in world merchandise trade in 2015.

Economies by size of trade in commercial services, 2015


Billion
US Dollars
0 - 10
10 - 25
25 - 50
> 50

US$ 4.68 tn

Exports of commercial services by WTO members totalled US$ 4.68 trillion in 2015.

53% The top ten traders in commercial services accounted for 53% of the world's total trade in 2015.

36% Developing economies accounted for 36% of total trade in commercial services in 2015.

Source: World Trade Statistical Review 2016

Industry Snapshot

Attractive Growth Opportunity

According to the Financial Stability Board (FSB) the size of the Global shadow banking industry is in excess of $70 trillion with the United States alone accounting for more than $25 trillion.

KPMG

The private Shadow Banking System - SBS is (slowly) filling the funding gap between lender and borrower needs at this particular yield and risk range. These are exciting and positive developments for the U.S. capital markets generally and for the prospects for U.S. SMEs. It is these, small, private, well-structured financings (away from the exotic CDOs or "too big to fail" nonbanks) that may be the real heart of the recovery in the US financial system.

STANFORD BUSINESS

Shadow Banking: The Big Winner from the Financial Crisis

An eye-popping new study by researchers at Stanford, Columbia, and the University of Chicago finds that nonbank "shadow" lenders write 38% of all home loans - almost triple their share in 2007 and that they originate a staggering 75% of all loans to low-income borrowers insured by the Federal Housing Administration.

HIGH MEADOWS INSTITUTE

The Shadow Banking Sector & Alternative Financing Driven by Technology

The pillar of the shadow banking system is the "Repo Market". The "shadow banking sector" refers to the activities of non-banks that raise short-term funds in the money markets and use those funds to buy assets with longer-term maturities. A new generation of "shadow" actors emerged (or in some cases re-emerged) out of the financial crisis and, by creatively harnessing technology and other trends, is serving to disrupt the traditional financial sector.

The Economist

The term "shadow bank" was coined in 2007 by Paul McCulley of PIMCO, a big bond fund to describe risky off-balance-sheet vehicles hatched by banks to sell loans repackaged as bonds. Today, the term is used more loosely to cover all financial intermediaries that perform bank-like activity but are not regulated as one. These include mobile payment systems, pawnshops, peer-to-peer lending websites, hedge funds and bond-trading platforms set up by technology firms. Among the biggest are asset management companies. In 2013 investment funds that make such loans raised a whopping $97 billion worldwide.

Deloitte.

Shadow banking is a market-funded, credit intermediation system involving maturity and/or liquidity transformation through securitization and secured-funding mechanisms. It exists at least partly outside of the traditional banking system and does not have government guarantees in the form of insurance or access to the central bank.

Key Investment Highlights

Global Exchange, Bank and Institutional Connectivity

- Connected to major Global Exchanges and Banks across the globe

SGX · ice · CME Group · DGCX · HKEX · PNC BANK · TD Bank · HDFC BANK · Syndicate Bank · UOB · SBI · CIMB BANK · Standard Chartered · SBM · ICICI Bank · RAKBANK · Maybank · NOOR BANK · Bank of Baroda

Advanced Technology

- Our ultra Low-Latency High Frequency Trading Platform is connected to all major Exchanges, OTC Markets and Banks
- Our proprietary Algorithms are powered by Artificial Intelligence and Machine Learning
- Our automated ultra low-latency electronic trading platforms rely on a form of Machine Learning called Bayesian Networks and other statistical methods

Advanced Technology

- Electronic Market Making is a part of Automation of Knowledge Work which is ranked second only to Mobile Internet by McKinsey report out of 12 disruptive technologies.
- McKinsey estimates $9trillion size of economic value to be impacted in next 10years.

__ *[Source: McKinsey Global Institute]*

Strong Financial Profile and Efficient Capital Deployment

- Minimal Capex requirements
- Low leverage and conservative capital structure
- > 40% ROCE

Unicorns of Alternative Finance / FinTech

Ant Financial
China's biggest mobile payment product Alipay
Value: $60 billion (£45.7 billion)
HQ: Hangzhou.

Lufax
Chinese peer-to-peer lender
Value: $18.5 billion (£14.5 billion).
HQ: Shanghai.

Stripe
online payment processing
Value: $5 billion (£3.8 billion).
HQ: San Francisco.

SoFi
A marketplace for student loan refinancing
Value: $4 billion (£3 billion).
HQ: San Francisco.

GreenSky
Businesses offer credit to customers
Value: $2 billion (£1.2 billion).
HQ: Atlanta.

Avant Credit
Online lender
Value: $2 billion (£1.5 billion).
HQ: Chicago.

Prosper
A peer-to-peer lending platform for consumers
Value: $1.9 billion (£1.4 billion).
HQ: San Francisco.

TransferWise
An international money transfer service
Value: $1.1 billion (£840 million).
HQ: London.

Funding Circle
A peer-to-peer loan platform for small businesses
Value: $1 billion (£760 million).
HQ: London.

Kabbage
Online small business lender
Value: $1 billion (£760 million).
HQ: Atlanta.

Peer Comparables of Listed Entities in Alternative Finance and Fintech Industry

LendingClub

Lending Club is an Alternative Finance / Shadow Banking Company providing P2P Lending
NYSE – LC | **Market Cap USD 2.28 bn**

ondeck

Ondeck is a Non-Bank intermediary Financing Company to SMEs distributes the Risk back to Banks
NYSE – ONDK | **Market Cap USD 0.314 bn**

VIRTU FINANCIAL

A global Electronic Market Maker providing Asset Management solutions
NASDAQ – VIRT | **Market Cap USD 2.4 bn**

PennyMac Financial Services, Inc.

One of the leading Non-Banking / Shadow Banking financial services provider in online mortgage segment
NYSE – PFSI | **Market Cap USD 1.279 bn**

PayPal

A worldwide Online Payments system
NASDAQ – PYPL | **Market Cap USD 65.9 bn**

Square, Inc. is a Financial Services, Merchant Services Aggregator and Mobile Payment company
NYSE – SQ | **Market Cap USD 8.95 bn**

ENVESTNET

Envestnet provides unified wealth management technology and services to financial advisors and institutions
NASDAQ – ENV | **Market Cap USD 1.66 bn**

Longfin
Calculating the Incalculable

We specialize in Structured Commodity Trade Finance, Alternative Risk Transfer, Short Term Asset Liability Funding and Carry Trade Financing & Hedging.

Competitive Strengths


Strong Financial Profile
Global Connectivity
Advanced Technology - EMM
Low-Latency FX Risk Arb to Reduce Hedging Costs
Superior Risk Management Engine

Business Strategy

LongFin's Core Focus in Four Segments of Alternative Finance

1. Structured Commodity Trade Financing

LongFin Finances, Syndicates and Distributes Short Term Trade Instruments (DLCs), Open Account Bills for Corporates, Importers, Exporters and SMEs.

2. Alternative Risk Transfer Financing

LongFin provides Cash Flows to High Risk Credit Markets through Insurers and Re-Insurers.

3. Asset Liability Funding

LongFin provides Asset Liability Funding, Off Balance Sheet, On Balance Sheet Funding for Bank Treasuries using Commodity Trade Flows. We also Syndicate and Distribute the Bank Risk.

4. Carry Trade Finance and Hedging

Carry Trade Financing is provided by placing deposits in emerging market currencies with high-yields and discounted in low-yield currencies of developed markets. We provide financing for Option Volatility based Commodity Trades between Offshore and Onshore NDF Markets.

1. Structured Commodity Trade Finance

We work with leading global companies specialized in the world of global trade in Commodities, Agri Commodities, Metals and Precious Metals

1. We Buy/Sell commodity flows from global companies
2. We discount the Usance LC - 180 to 365 days
3. We pay at sight by deducting factoring charges
4. LongFin makes spread between the Usance and sight


CONCORDIA
中粮国际
COFCO INTL
AWIN
INTL FCStone
TRADAIR
BUNGE
Meridian
Enterprises
GBR INTL PTE LTD
SMART AHEAD
Solutions Limited
Hero Wiretex Pvt. Ltd.
Buy/Sell commodity flows
Buy/Sell commodity flows
Longfin
Calculating the Incalculable
Importers (Country A)
Exporters (Country B)
Discounting Usance @ 180-365 days
Pay at Sight

2. Alternative Risk Transfer Financing

We provide alternative finance using Insurance Wrap for Commodity Traders, Processors, Manufacturers, Transporters and Sovereign Banks with lower credit rating.

1. Importer from lower credit rated country approaches LongFin
2. LongFin gets insurance wrap and enhances the credit rating
3. LongFin finances the importer and pays to Exporter
4. Trade is executed between Exporter and Importer



Longfin
Calculating the Incalculable
Importers (Country A - Lower Credit rating)
Get Insurance Wrap
Exporters (Country B)
Shipping goods

We syndicate:

- Documentary Letter of Credit Risk
- Open Trade
- Import/Export Documents
- Country Risk
- Client Risk
- Forex Risk

- *Trade finance gap in Africa due to unmet demand for the trade finance by Banks is ranging to USD 200 billion.*
- *Leaving a gap of $200 billion for Non-Bank Intermediaries to cater the shortfall.*
- ***LongFin** has big opportunity to package and play as Non-Banking Intermediary by way of transferring Bank Risk, Country Risk, Buyers Risk, Forex Risk, Cross Currency Risk, Interest Rate Risk, Trading Risk using own proprietary global connectivity on low-latency networks connected through multiple exchanges.*

3. Asset Liability Funding

Asset Liability Management for the Bank Treasuries

1. Origination from the Bank
2. LongFin negotiates the deposit rate @ 2.75% with Banks across geographies
3. LongFin Syndicate and Distribute the Risk to multiple Banks @ 2.25%
4. LongFin gains spread


Origination
Bank A
Longfin
Calculating the Incalculable
Negotiates Deposit Rate at 2.75%
Short Term
Trade Finance
Instruments
Syndication & Distribution of Bank Risk at 2.25%

Gaining
2.75 % – 2.25 % = 0.50% (Spread)

4. Carry Trade Finance and Hedging

LongFin finances and transacts **Carry Trade** between high yielding deposit countries Vs low / zero yielding deposit countries

Example:

1. LongFin deposits @ 7% *(Eg: India)*
2. Discount in USD @ LIBOR + Bank Risk + Hedging Cost = 6%
3. Gross profit = 1% per transaction
4. 50 transactions in a year; generates return on capital is 50% p.a



Emerging Markets
(High Yield Curve)
Developed Markets
(Low Yield Curve)
Longfin
Calculating the Incalculable
Importer
*Cash @ 7% p.a
Collateral or Bond
Discount in
USD – 6%
LIBOR + Bank Risk + Cost
Exporter
Profit – 1% per transaction

Technology

Electronic Market Making (EMM)

Our Low-latency and High Frequency FX Arbitrage global platform (Electronic Market Making) is powered by Artificial Intelligence and Machine Learning.


Banks, OTC, NDF Markets
EMM Liquidity Trading Platform
SGX
NYSE
ice
OTC MARKET
NDF Markets
CME Group
DGCX

Case Study of High Frequency Arbitrage (Market Making)

Profit Calculations : -
Assuming profit of 1 cent / round-trip

Then if ....
It trades 450 mn shares / day

- 225 mn round-trips / day
- $2.25 mn revenue / day
- $560 mn revenue / year
- $280 mn net profit / year

Case Study of Getco
Source: University of Chicago

Technology

Electronic Market Making (EMM)

Artificial Intelligence and Reinforcement Learning

LongFin adopted the Artificial Intelligence Framework for it's Electronic Market Making platform in the following manner:

Probabilistic AI
Emphasis on noisy measurements, approximation in hard cases, learning, Bayesian Trading algorithmic.

Automatic system building
Learning automatically constructs rules and supports all types of queries



The power of Learning
It is self-learning
It assumes
It adapts
It predicts
It finds typical and untypical patterns
It analyses and suggests the most valuable decisions for the user

Machine Learning

LongFin adopted the Machine Learning Framework for it's ultra low-latency trading platforms across the exchanges.

Our automated ultra low-latency electronic trading platforms rely on a form of machine learning called Bayesian Networks and includes techniques such as:

- Evolutionary Computation
- Deep Learning
- Predict Market Trends
- Pinpoint Particular Trades
- Linear Regression and ARIMA used to predict the Probability
- Applied Adaptiveness and Reinforcement Techniques

Our Machine learning based price discovery algorithms can provide the market makers better predictive power for the fair values in future.

How LongFin can Reduce the Hedging Cost using EMM Engine?

Low-latency Connectivity and Least Cost Routing (LCR)	Hedging Cost Mechanism (Lower time-frame)	Bayesian Trading Model (Artificial Intelligence and Reinforcement Learning)

How Low-latency FX Arbitrage platform reduces the cost of hedging

- LCR Engine chooses the best pay-in and pay-out ratio spread
- EMM Platform executes the Cheapest Price across the Exchanges / Banks

Case I – NDF and OTC Markets

Exchange	CE Long Strike	CE Short Strike	Spread	BPs
DGCX	64.50	65.00	0.2775	515.7993
NSE	64.50	65.00	0.2825	525.0929
SGX	64.50	65.00	0.285	529.7398
HDFCBANK	64.50	65.00	0.285	529.7398
ICICI Bank	**64.50**	**65.00**	**0.2725**	**510.5056**

Case II - Exchange

Exchange	CE Long Strike	CE Short Strike	Spread	BPs
DGCX	64.50	65.00	0.2525	480.7993
NSE	64.50	65.00	0.2825	525.0929
SGX	64.50	65.00	0.285	529.7398
HDFCBANK	64.50	65.00	0.285	529.7398
ICICI Bank	**64.60**	**66.00**	**0.2725**	**606.6068**

** Emerging Market Currency*



Exchanges
Banks
EMM Engine calculates the Fair Price
Ask 20
Ask2
Ask1
Bid1
Bid2
Bid20
FAIR PRICE

LongFin Solutions

Case Study – Quant Trading Engine

- Quant Trading Engine uses AI Algorithms to run Market Making over the Exchanges
- Quant Trading Engine Reduces the hedging cost through Gamma - Theta Trading
- Cost of hedging is reduced to around 35 to 40 %


DELTA
GAMMA
THETA
VEGA


Derivative Trading
Quant Trading Engine
Quant Strategy

Using EMM Technology by Gamma, Theta and Quant Trading strategies thus reducing the Cost of Hedging.

Risk Management Engine

Risk Management is a centralized operation of LongFin.

LongFin's Risk Management Solutions:


Price Risk
Basis Risk
Spread Risk
Operational Risk
Market Liquidity Risk
Currency Risk
Political Risk
Legal and Reputation Risk
LongFin's Risk Management Engine

Our Risk Management

We tout our expertise and emphasis on risk management.

1. Law of Large Numbers
2. Diversification across Geographies
3. Diversification across Asset Classes
4. Diversification across multiple Commodities
5. Diversification across multiple Currencies

Our diversified financial performance makes our firm less dependent on idiosyncratic events in any country.

Risk Measurement Tools

- We believe in Central Limit Theorem and that independent events of ***'n'*** time lead to a Normal Distribution with positive Skews
- We combine each independent event to 95% of VaR (Value at Risk) Models, Skewness and Kurtosis

Risk Management Engine

Law of Large Numbers - The core engine behind every highly scalable businesses like Casinos, Fast Food Chains and Insurance Companies.

- Casinos - Bets at $1 for $36 with a fair value of 0.973 and the edge of profit is 0.27.
- By increasing Number of Spins, Casinos get a profit of 2.7% by the law of Large Numbers.

Trade Instrument Strategy

- LongFin achieves this by increasing number of trade instruments in multiple geographies in FX, Commodity Trading etc.,
- Trade Instruments fit into Normal Distribution and reduces specific risk to achieve around 50% average returns

Trade Instrument




Multiple Spins
Rotation of Capital


No. of Trade Instruments Increasing
-10%
-8%
-6.25%
26%
29%
36%
44%
50%
60%
70%
80%
90%
95% confidence limits

Milestones

Our Global Connectivity

- LongFin's servers are co-located in Data Centers and provide liquidity with the help of core engines on low-latency platforms
- Electronic Market Making platform comprising Feed Handlers, Algorithmic Trading System, Price Aggregation, Smart Order Routing and Real-time Pricing through which we create huge volumes and liquidity to multiple exchanges

Global Exchange Connectivity

Numbers in US $ millions



Turnover in Global Exchanges
45000
40000
35000
30000
25000
20000
15000
10000
5000
0
4379.59
39185.99
17524.55
2014-15
2015-16
2016-17

Volumes Recorded in Exchanges.

- 2014/15 – we handled **$4.38 billion** Fx Transactions
- 2015/16 – We handled **$39.185 billion** Fx Transactions
- 2016/17 – We handled **$17.52 billion** Fx Transactions

Institutions we work with

Banks we work with

Our global exchange connectivity

Longfin
Calculating the Incalculable

Research & Development

FX Options Insurance platform for multiple currencies


TradeFlowClub
Home
Get Quote
Interest Rates
Forward Rates
Fair Prices
Libor
Mibor
Contact
PRICING AND HEDGING SOLUTIONS TO
CORPORATES, TREASURIES, HEDGE FUNDS, BANKS, IMPORTERS AND EXPORTERS.

Project in pipeline….

Longfin
Calculating the Incalculable

Financial Overview

Primary Financial Drivers

1. Large Banking network with blended average interest income in the range of 7% to 9% per annum across geographies

2. Our proprietary EMM model will reduce the hedging cost 1.5% to 2% per transaction

3. Each carry trade transaction with short term tenure will be complete in 7 days, Based on a weekly transaction cycle the yearly rotation is 48 times (weeks) thus the Return On Capital Employed (ROCE) will be anywhere from 40% to 100% per annum

4. Net income re-deployed for Structured Commodity Trade Finance

5. Regular research and development of EMM products and expansion geographically through banking channels and fortune 500 global trade companies while developing new and more innovative products for lowering the operational costs further

6. Maximum 180 days is the shorter tenure of finance arrangement

7. Risk is minimized for short term finance

8. Low default risk ***(According to International Chamber of Commerce (ICC) the trade finance instrument loss is < 0.02% worldwide out of 12 million transactions observed.)***

9. Non-recourse borrowings

Longfin
Calculating the Incalculable

Financial Overview

Pre/post Offering Capital Structure


70.00%
60.00%
50.00%
40.00%
30.00%
20.00%
10.00%
0.00%
59.26%
51.61%
40.74%
35.48%
0.00%
12.90%

	Venkata S Meenavalli	Stampede Capital Limited	New Investors
Pre-offering	59.26%	40.74%	0.00%
Post-Offering	51.61%	35.48%	12.90%

IPO Fund Utilization


30%
6%
8%
10%
46%
Capital Expenditure & Infrastructure Development
Product Development
Sales & Marketing
Fundraising (IPO expenses)
Working Capital (deposits)

Vision

Long Fin is well poised for sustainable growth and success.

- To Create a global financial technology services organization combining the power of Law of Large Numbers, Machine Learning and Artificial Intelligence
- Employ countrywide Asset Backed / Carry Trade Solutions
- Harness the power of emerging market Interest Rates against G7 Currencies
- Integrate Interventions - We integrate the Electronic Market Making, Trade Finance, Structured Commodity Trade Finance to achieve global momentum and scale
- Collaborate – We collaborate across multiple geo locations to build on strengths and distribute the risk
- Aim to connect 70 FX and Spot Exchanges across the globe
- Aim to work with more than 300 Banks from all over the world for Structured Trade

Board of Directors

Venkat S Meenavalli, *Chairman, CEO & Executive Director*

A global tech entrepreneur, financial expert, background with extensive experience in IT, Finance, Fintech, Trading, Venture Capital, PE / Mezzanine Debt, Real Estate, Advisory and Re-Insurance having established businesses in Singapore, UK, US, India, Dubai, St. Vincent and Cayman Islands.

Yogesh Patel, *Executive Director*

Mr. Yogesh Patel has a vast experience in the field of marketing and advertising of more than 30 years. Mr. Patel has been a pioneer in the marketing in the digital marketing and is an entrepreneur.

Raj Mondraty, *Chief Operating Officer*

Mr. Raj is a seasoned entrepreneur, highly experienced Operations Executive, business leader, and a global investor with over 24 years of experience in providing technology services to Fortune 500 organizations in several verticals including Finance, Retail, Insurance, and Real Estate. During his entrepreneurial stint, Raj successfully conceptualized and ventured into several companies including ITSS and Savaant in North America, Pentax Software Solutions and IBRIDZ in Asia. Raj spearheaded the growth of these companies to generating multi-million dollars in revenue.

Krishanu Singhal, *Chief Financial Officer*

Mr. Krishanu Singhal has been Chief Financial Officer of Longfin since 2016. Mr. Singhal brings over 16 years of experience of financial leadership and management in diversified business activities ranging from banking, aviation, real estate to technology companies comprising corporate finance, asset banking, cross border merger and acquisition, fund raising and roadshow.

Ghanshyam Dass, *Independent Director*

Senior Advisor, KPMG. Assisting KPMG team in the region to develop and further strengthen core businesses, by maximizing business opportunities, optimizing market synergies and complementarities across industry sectors as also strengthening relationship with the Regulators, various trade bodies and Government Departments at Centre and State Level. He completed his Masters in Linguistics (an Inter Disciplinary Course) from Jawaharlal Nehru University, New Delhi and Bachelor's degree with Honours in Economics from Delhi University, New Delhi, India.

Henry H. Wang, *Independent Director*

Mr. Wang has over 20 years of experience in information technology within the financial services industry; he has held senior roles at online trading firms TD Ameritrade and TD Waterhouse Securities.

Dave Nichols, *Independent Director*

Dave Nichols has over 14 years of experience in entrepreneurial and start up businesses. As co-founder and managing director of Pangea Capital Partners, Dave built a portfolio of carbon emissions projects in China, South Africa and Indonesia. Mr. Nichols also understands the importance of executing day to day operations to ensure the success of new companies. At Pangea, he managed 30 projects through the United Nations registration process and oversaw the monthly monitoring and verification of the emissions reductions of the projects.

John Parker, *Independent Director*

Mr. Parker is a native Californian and is Managing Partner at JP Advisors in London, England. Mr. Parker founded JP Advisors in 2012 to provide financial capital markets advisory services to private and public companies. He is an experienced sales and marketing professional, having spent the past 30 years first with technology companies in Silicon Valley and then with major financial institutions including Lehman Brothers, Salomon Brothers (Citigroup), ING Group, WestLB AG and Uralsib Capital

For detailed profiles, please visit http://longfincorp.com/bod.html

Thank You

For any enquiries, please contact:

Andy Altahawi
Email: andy@longfincorp.com
Phone: +1 201 281 2211
16-017, 85 Broad Street, New York 10004.